                                     EXHIBIT 99.4

CONFIDENTIAL
Copy No. ____


                                INFORMATION MEMORANDUM

                              CONCERNING THE MERGER OF
                                RCA ACQUISITION CORP.
                             A WHOLLY OWNED SUBSIDIARY OF
                                     BARRA, INC.
                                    WITH AND INTO
                           ROGERS, CASEY & ASSOCIATES, INC.
                          IN EXCHANGE FOR BARRA COMMON STOCK


         This information memorandum (the "Memorandum") relates to the exchange of all issued and outstanding shares, $0.10 par value per share (the "RCA Shares") of common stock of Rogers, Casey & Associates, Inc. ("RCA") into up to 540,000 shares, no par value per share (the "BARRA Shares") of common stock of BARRA, Inc. ("BARRA" or the "Company") pursuant to the terms of an Agreement and Plan of Reorganization among BARRA, RCA, Stephen Rogers and John F. Casey (the "RCA Shareholders"), dated April 25, 1996 (the "Reorganization Agreement").

         Pursuant to the terms of the Reorganization Agreement, a BARRA subsidiary, RCA Acquisition Corp. will be formed under Delaware law (the "Merger Sub") and will be merged with and into RCA such that RCA will become a wholly owned subsidiary of BARRA (the "Merger"), and each issued and outstanding RCA Share (other than fractional shares or any shares as to which dissenters' rights have been perfected) shall be converted into 4.955 fully paid and nonassessable BARRA Shares, subject to adjustment in accordance with the Reorganization Agreement. In addition, ten percent (10%) of the BARRA Shares (the "Escrow Shares") shall be held in escrow (the "Escrow") as security for the joint and several indemnity obligations of RCA and the shareholders of RCA (the "Shareholders") until the publication of BARRA's audited financial statements for the fiscal year in which the closing (the "Closing") of the transactions contemplated in the Reorganization Agreement occurs. Because BARRA's fiscal year ends on March 31, the Escrow Shares are not expected to be released until on or about June 30, 1997.

         THE SHARES TO BE ISSUED PURSUANT TO THE REORGANIZATION AGREEMENT HAVE NOT BEEN REGISTERED WITH OR APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" OR THE "SEC") OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE COMMISSION OR ANY SUCH STATE AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM OR THE TERMS OF THE REORGANIZATION AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE BARRA SHARES WILL BE ISSUED PURSUANT TO EXEMPTIONS PROVIDED BY THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND VARIOUS STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED PURSUANT THERETO.

         SEE "CERTAIN CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS.

         BARRA's common stock (the "BARRA Common Stock") is listed on the Nasdaq National Market and is traded under the symbol "BARZ." On June 20, 1996, the last sales price of BARRA's Common Stock as reported on the Nasdaq National Market was $28.25.

                    The Date of this Memorandum is June 28, 1996.

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                                  TABLE OF CONTENTS
                                  -----------------
                                                                            Page
                                                                            ----

AVAILABLE  INFORMATION.......................................................  1

INCORPORATION OF DOCUMENTS BY REFERENCE......................................  1

CERTAIN CONSIDERATIONS.......................................................  2

    Integration of the Business..............................................  2
    Accounting Treatment.....................................................  2
    Volatility of Stock Price................................................  2
    Control by Current Management............................................  2
    Restrictions on Resale and Transferability of the BARRA Shares...........  2
    Shares Eligible for Future Sale..........................................  3
    Authorization and Issuance of Preferred Stock............................  3

SPECIAL FACTORS..............................................................  3

    Background of the Merger.................................................  3
    Reasons for the Merger; Approvals of the BARRA Board and the RCA Board...  4
    Effects of the Merger....................................................  6
    Interests of Certain Persons in the Merger...............................  7
    Accounting Treatment.....................................................  7
    Federal Income Tax.......................................................  7
    Regulatory Approvals.....................................................  9
    Federal Securities Laws Consequences.....................................  9
    Appraisal Rights.........................................................  9

THE AGREEMENT AND PLAN OF REORGANIZATION..................................... 12

    The Merger............................................................... 12
    Effective Time of the Merger............................................. 12
    Manner and Basis for Converting Shares................................... 12
    Terms of the Reorganization Agreement.................................... 14
    Termination and Expenses................................................. 16
    The Holder's Agent....................................................... 16

ROGERS, CASEY & ASSOCIATES, INC. CONSOLIDATED FINANCIAL INFORMATION.......... 17

ROGERS, CASEY & ASSOCIATES, INC. PERCENTAGE INFORMATION...................... 18

RCA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................ 19

BUSINESS OF RCA.............................................................. 20

DESCRIPTION OF RCA STOCK..................................................... 22

    In General............................................................... 22
    Common Stock............................................................. 22

COMPARISON OF SHAREHOLDER RIGHTS............................................. 23

    Authorized Stock......................................................... 23
    Directors................................................................ 24
    Shareholder Action By Written Consent.................................... 24
    Amendment to Articles.................................................... 25
    Amendment to Bylaws...................................................... 25
    Liability of Directors; Indemnification.................................. 25
    Cumulative Voting........................................................ 26
    Supermajority Voting..................................................... 27


                                          i.

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                                  TABLE OF CONTENTS
                                  -----------------
                                     (continued)

                                                                            Page
                                                                            ----

Financial Statements of Rogers, Casey & Associates, Inc.
    and Subsidiaries.................................................... Annex A

Reports and Statements filed with the Securities and Exchange
    Commission by BARRA................................................. Annex B

BARRA, Inc. and Subsidiaries
    Pro Forma Condensed Combining Financial Information................. Annex C

Agreement and Plan of Reorganization.................................... Annex D

Section 262 of the Delaware General Corporation Law..................... Annex E


                                         ii.

                              NOTICE TO THE SHAREHOLDERS



         THE SHARES TO BE ISSUED PURSUANT TO THE REORGANIZATION AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION.

         NEITHER THE INFORMATION CONTAINED HEREIN, NOR ANY PRIOR,
CONTEMPORANEOUS OR SUBSEQUENT COMMUNICATION SHOULD BE CONSTRUED BY ANY OF THE SHAREHOLDERS AS LEGAL OR TAX ADVICE. EACH OF THE SHAREHOLDERS SHOULD CONSULT HIS OR HER OWN LEGAL AND TAX ADVISORS TO ASCERTAIN THE MERITS AND RISKS OF THE TRANSACTIONS DESCRIBED HEREIN.

                                AVAILABLE  INFORMATION



         BARRA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Office of the Commission located at 500 West Madison Street, Chicago, Illinois 60621 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The BARRA Common Stock is traded on the Nasdaq National Market. Reports and other information concerning BARRA can also be obtained at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

         Exhibits required to be filed with the Commission as part of any of the above will be furnished at reasonable cost upon receipt of a written request therefor. Such request should be sent to: BARRA, Inc., 1995 University Avenue, Suite 400, Berkeley, California 94704, Attention: Maria Hekker, General Counsel.


                       INCORPORATION OF DOCUMENTS BY REFERENCE

         The following reports and statements filed with the Commission by BARRA (File No. 0-19690) pursuant to the Exchange Act are incorporated by reference in this Memorandum:

         1. Annual Report to shareholders for the fiscal year ended March 31, 1996;

         2. Proxy Statement filed in connection with the Annual Report for the annual meeting of shareholders to be held on July 25, 1996;

         3.   Annual Report on Form 10-K for the fiscal year ended March 31,
              1996;

         4. Current Report on Form 8-K, dated April 25, 1996 (reporting the public announcement of the signing of the Reorganization Agreement); and

         5. Form 8-A, dated November 26, 1991, as amended December 9, 1991 (containing a description of the BARRA Common Stock).

         Copies of (1) the Annual Report to shareholders for the fiscal year ended March 31, 1996, (2) the Proxy Statement filed in connection with the Annual Report for the annual meeting of shareholders to be held on July 25, 1996, and (3) the Annual Report on Form 10-K for the fiscal year ended March 31, 1996, without exhibits, are included in this Memorandum as Annex B.

         All reports, statements or other information filed by BARRA pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of this Memorandum and prior to the date of the Closing (the "Closing Date") shall be deemed to be incorporated by reference in this Memorandum and to be a part hereof from the date of filing of such reports, statements or other information. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Memorandum to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so superseded, to constitute a part of this Memorandum.

         Capitalized terms not defined in this Memorandum have the meanings ascribed to them in the Reorganization Agreement.


                                          1.

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                                CERTAIN CONSIDERATIONS



         IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS MEMORANDUM, BARRA'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1996 (INCLUDED IN ANNEX B), OR INCORPORATED BY REFERENCE OR ATTACHED AS AN ANNEX HERETO, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN CONNECTION WITH THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE REORGANIZATION AGREEMENT, INCLUDING THE MERGER. THIS MEMORANDUM CONTAINS CERTAIN FORWARD LOOKING STATEMENTS ABOUT THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF BARRA AND RCA, INCLUDING VARIOUS STATEMENTS CONTAINED IN "RCA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" CONTAINED HEREIN, AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" WHICH IS INCORPORATED HEREIN BY REFERENCE FROM BARRA'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1996 AND INCLUDED IN ANNEX B. THE ACTUAL RESULTS OF BARRA AND RCA COULD DIFFER MATERIALLY FROM THOSE FORWARD LOOKING STATEMENTS.

INTEGRATION OF THE BUSINESS

         The Merger involves the integration of two companies that have previously operated independently. As soon as practicable following the Merger, BARRA intends to integrate certain aspects of the operations of the combined company. However, there can be no assurance that BARRA will successfully integrate the operations of RCA with those of BARRA or that all of the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have an adverse effect on the combined company's business, operating results or financial condition. Furthermore, there can be no assurance that the operations, management and personnel of the two companies will be compatible or that BARRA or RCA will not experience the loss of key personnel.

ACCOUNTING TREATMENT

         The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of BARRA and RCA will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. See "Special Factors -- Accounting Treatment." In the event the Merger were not permitted to be accounted for as a pooling of interests, it would be accounted for under the purchase method which would result in the recording of a significant amount of goodwill (the excess of the value of the BARRA Common Stock exchanged in the Merger over the fair value of the net assets of RCA). Depending upon the amount of goodwill recorded and the amortization period selected, the future net income of the combined company could be reduced by $350,000 (if amortization is over 20 years) to $700,000 (if amortization is over 10 years) per year under the purchase method of accounting.

VOLATILITY OF STOCK PRICE

         The market price for the BARRA Common Stock is volatile and could be subject to additional significant fluctuations in response to variations in BARRA's operating results and other factors, including without limitation, investor perceptions of BARRA, RCA and the industry in which they operate, developments in BARRA's relationships with its customers, and general market conditions. Consequently, there can be no assurance that the market value of shares of the BARRA Common Stock will be maintained subsequent to the Merger.

CONTROL BY CURRENT MANAGEMENT

         As of May 31, 1996, the management and directors of BARRA owned approximately 42% of the issued and outstanding shares of the BARRA Common Stock. In addition, BARRA has an option plan pursuant to which options for up to 2,200,000 shares of Common Stock may be granted to its employees and non-employee directors or consultants. As of March 31, 1996, options for approximately 1,509,020 shares of the BARRA Common Stock were outstanding of which 431,880 were exercisable.

RESTRICTIONS ON RESALE AND TRANSFERABILITY OF THE BARRA SHARES

         The BARRA Shares to be received by the Shareholders in exchange for the RCA Shares in the Merger have not been registered under the Securities Act or under the securities laws of any state, and may not be resold unless they are subsequently registered under the Securities Act. See "Special Factors -- Federal Securities Laws Consequences." Pursuant to the Reorganization Agreement, BARRA shall, within 45 days after the effective


                                          2.

date of the Merger, file a registration statement on Form S-8 with the Commission covering the BARRA Shares to be issued under the RCA 1992 Stock Option and Restricted Stock Purchase Plan (the "RCA Option Plan"), or take such other steps as necessary to ensure that such BARRA Shares, when issued upon exercise of RCA options, shall be registered under the Securities Act. See "The Agreement and Plan of Merger -- Manner and Basis of Converting Shares."

SHARES ELIGIBLE FOR FUTURE SALE

         As of May 31, 1996, 7,840,364 shares of the BARRA Common Stock were issued and outstanding, virtually all of which are either freely tradeable without restriction under the Securities Act or saleable in the public market pursuant to Rule 144 under the Securities Act. In addition, as of March 31, 1996, options for approximately 1,509,020 shares of the BARRA Common Stock were outstanding of which 431,880 were exercisable. BARRA maintains an effective registration statement under the Securities Act on its option plan and, as a consequence shares issued upon exercise of options are either freely tradable or, if held by affiliates, salable in the public market pursuant to Rule 144 under the Securities Act.

AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK

         BARRA's Amended and Restated Articles of Incorporation ("Articles") authorize the issuance of up to 10,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the BARRA Board. Accordingly, under the Articles, the BARRA Board may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the BARRA Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the BARRA Common Stock may result in a decrease of the value or market price of the BARRA Common Stock and could further be used by the BARRA Board as a device to prevent a change in control of BARRA. Holders of the Preferred Stock may have the right to receive dividends and conversion rights. No shares of Preferred Stock had been issued or were outstanding as of the date of this Memorandum.
See "Comparison of Shareholder Rights -- BARRA Preferred Stock."


                                   SPECIAL FACTORS

BACKGROUND OF THE MERGER

         Both BARRA and RCA have had a long standing familiarity with one another. RCA has been a subscriber to BARRA analytical software, data and services. In addition, some of BARRA's U.S. plan sponsor clients are also consulting and special assets advisory clients of RCA.

         On July 24, 1995, an article in PENSIONS & INVESTMENTS, based upon an interview with RCA's Chairman, Stephen Rogers, and President and Chief Executive Officer, John Casey, confirmed that during 1994 and 1995, RCA made a series of changes to its traditional structure by expanding its staff, passing more responsibility on to members of management and adding non-employee outsiders to its Board of Directors. The article also noted that, during that same period, many of RCA's consulting firm competitors had begun to move into the higher margin investment management industry and, as a result, RCA was studying its future and contemplating the possibility of a strategic alliance with various complimentary organizations. Mr. Rogers specifically highlighted a technology company as a "logical area for such alliances."

         During roughly the same time period, BARRA management had been exploring various strategies for increasing its presence in the plan sponsor market and had decided to pursue the acquisition of a significant firm in the plan sponsor consulting business.

         BARRA's Chairman and Chief Executive Officer, Andrew Rudd, eventually contacted Mr. Casey regarding a potential transaction. On November 1, 1995, Dr. Rudd and Mr. Casey met at the San Francisco, California offices of BARRA's money management subsidiary Symphony Asset Management, Inc. ("Symphony") to discuss potential interests. Jeffrey L. Skelton, President and Chief Executive Officer of Symphony, also attended the meeting. At that meeting Mr. Casey informed Dr. Rudd that the principals of RCA would be interested in pursuing areas of mutual interest with BARRA.

         On November 2, 1995, Dr. Rudd sent Mr. Casey a letter informing him that he was very encouraged by the November 1 meeting and was interested in pursuing opportunities to maximize jointly the interests


                                          3.

of BARRA and RCA. With that letter, Dr. Rudd sent Mr. Casey a letter agreement governing the disclosure of certain RCA information to BARRA and BARRA's undertaking to keep such information confidential (the "RCA Confidentiality Letter").

         The RCA Confidentiality Letter was fully executed by both BARRA and RCA on December 12, 1995, and on December 18, 1995, various principals of RCA visited BARRA in Berkeley, California, for the purpose of further discussions and explorations of a potential transaction.

         In December 1995 and January 1996, the parties engaged in several telephone conversations and meetings and exchanged some general financial and business information. During that time, BARRA also used the services of Hambrecht & Quist LLC ("H&Q") to assist it in structuring and pricing the transaction.

         On February 3 and 4, 1996, Messrs. Rogers and Casey met with Dr. Rudd and BARRA's President, Kamal Duggirala, Chief Financial Officer, James D. Kirsner, and Chief Operating Officer, Robert L. Honeycutt at the offices of H&Q in San Francisco, California. David Golden, Managing Director of H&Q, also attended the meetings. At those meetings, the parties decided to explore a pooling transaction. Because a pooling would involve the issuance of the BARRA Common Stock, it was determined that BARRA would need to provide RCA with certain confidential information. On February 15, 1996, BARRA and RCA executed a letter agreement governing the disclosure of certain BARRA information to RCA and RCA's undertaking to keep such information confidential (the "BARRA Confidentiality Letter").

         On February 29, 1996, the Board of Directors of RCA met and discussed at length a prospective transaction with BARRA. Approval to pursue a transaction was given by RCA's Board of Directors at that time.

         Following the execution of the BARRA Confidentiality Letter, the parties began to exchange detailed due diligence information and engaged in several meetings and visits. Mr. Kirsner and BARRA's General Counsel, Maria L. Hekker, visited RCA from March 6 to 8, 1996 to conduct due diligence interviews with several members of RCA's management team. Dr. Rudd, Mr. Duggirala and BARRA's Director of Sponsor Services, Lisa Baker Stanton, visited RCA on March 12 and 13, 1996, and Mr. Casey met with Drs. Rudd and Skelton, at Symphony's offices on March 21, 1996.

         On March 18, 1996, BARRA provided RCA with the first draft of the Reorganization Agreement. During the period from March 18, 1996 to April 25, 1996, the parties negotiated the terms of the Reorganization Agreement.

         On April 19, 1996, the Board of Directors of BARRA met and discussed the terms of the transaction as then contemplated and as set forth in a draft of the Reorganization Agreement then presented, and the Reorganization Agreement and the transactions set forth therein and contemplated thereby, including the Merger, were unanimously approved. Following the April 19, 1996 special meeting of BARRA's Board of Directors, RCA and BARRA negotiated certain changes to the Reorganization Agreement. At its regularly scheduled quarterly meeting on April 25, 1996, BARRA's Board of Directors discussed and unanimously approved the revised Reorganization Agreement and the transactions set forth therein and contemplated thereby, including the Merger.

         On April 25, 1996, the Board of Directors of RCA reviewed and unanimously approved the Reorganization Agreement and the transactions set forth therein and contemplated thereby.

         Immediately following those meetings, the Reorganization Agreement was executed by BARRA and RCA.

         On June 24, 1996, holders of RCA Common Stock having not less than the minimum number of votes necessary pursuant to the Delaware Corporation Law and the Certificate of Incorporation, as amended, and By-Laws of RCA approved the transactions contemplated in the Reorganization Agreement, including the Merger.

REASONS FOR THE MERGER; APPROVALS OF THE BARRA BOARD AND THE RCA BOARD

         The respective Boards of Directors of BARRA and RCA (referred to respectively herein as the "BARRA Board" and the "RCA Board") have unanimously approved the Reorganization Agreement and the Merger based upon their determination that the Merger is in the best interests of their respective companies and shareholders. The principal factors considered by the BARRA Board and the RCA Board in approving the transaction are set forth below.


                                          4.

         BARRA. In reaching its conclusion to approve unanimously the Reorganization Agreement and the transactions contemplated thereby, including the Merger, the BARRA Board considered a number of factors. The BARRA Board did not assign any relative or specific weights to the factors considered. Among other things, the BARRA Board considered the following:

         / / Merging with RCA is a cost effective means of supplementing BARRA's core business as a provider of analytical software, data and services to the investment community with the consulting and special assets advisory business of RCA;

         / / Merging with RCA will enable BARRA to offer a full range of plan sponsor services including asset/liability analysis, manager search, manager evaluation and risk analysis;

         / / The Merger will increase the number of U.S. plan sponsors represented by BARRA and thereby create the possibility of increasing distribution of BARRA products, while BARRA's client base will provide a corresponding opportunity to expand the services offered by RCA;

         / / BARRA will make a determination, prior to the Closing, that the Merger meets the criteria for a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations and policies of the Commission;

         / / 10% of the Merger Consideration shall be held in escrow as security for the joint and several indemnity obligations of RCA and the Shareholders contained in the Reorganization Agreement; and

         / / The BARRA Board's review, with its legal and financial advisers, of the provisions of the Reorganization Agreement.

         RCA. In reaching its conclusion to approve unanimously the Reorganization Agreement and the transactions contemplated thereby, including the Merger, the RCA Board considered a number of factors. The RCA Board did not assign any relative or specific weights to the factors considered. Among other things, the RCA Board considered the following:

         / / The combined entity will be in a position to offer a full range of plan sponsor services including asset/liability analysis, manager search, manager evaluation and risk analysis;

         / / The opportunity to expand RCA's consulting services in conjunction with BARRA's international marketing efforts;

         / / The market liquidity afforded by the fact that BARRA's Common Stock is listed on the Nasdaq National Market and that, after the expiration of required holding periods under Rule 144 of the Securities Act, the non-affiliate Shareholders will have a better opportunity to realize liquidity from the BARRA Shares received in the Merger as compared to the closely held restricted stock of RCA the Shareholders currently hold;

         / / The fact that BARRA has agreed in the Reorganization Agreement to file a registration statement under the Securities Act covering the BARRA Shares to be issued under the RCA Option Plan;

         / / RCA will make a determination, prior to the Closing, that the Merger meets the criteria for a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations and policies of the Commission;

         / / The RCA Board's review, with its legal and financial advisers, of the provisions of the Reorganization Agreement;

         / / The price and volume history of BARRA's Common Stock on the Nasdaq National Market; and


                                          5.

         / / The fact that the due diligence examination of BARRA conducted by representatives of RCA indicated that BARRA has strong management, capital, revenue and earnings potential; the RCA Board's belief that holders of RCA Common Stock who exchange their shares may have enhanced prospects for long-term growth in their investment than in RCA; and the financial condition, results of operations, current business and expansion opportunities and constraints, and prospects of future performance and earnings of RCA are expected to be better than on a stand-alone basis.

EFFECTS OF THE MERGER

         CONVERSION OF RCA COMMON STOCK AND TREATMENT OF OPTIONS. Pursuant to the Reorganization Agreement, among other things, Merger Sub will be merged with and into RCA, and RCA will become a wholly owned subsidiary of BARRA. In the Merger, each outstanding share of RCA Common Stock (other than shares held by the dissenting Shareholders who properly exercise their dissenters' rights) will be converted into 4.955 shares of the BARRA Common Stock, subject to adjustment in accordance with the terms of the Reorganization Agreement. See "The Reorganization Agreement."

         ADJUSTMENTS TO THE MERGER CONSIDERATION. The aggregate number of shares of the BARRA Common Stock to be issued as consideration in the Merger (the "Merger Consideration") is subject to adjustment, as of the Closing Date, in the following events:

         1. The repurchase of the RCA Shares under Section 7(g) of the Reorganization Agreement;

         2. Certain RCA Expenses, as defined in Section 7(j) of the Reorganization Agreement, exceed $233,000;

         3.   The outstanding amount on RCA's lines of credit exceeds $650,000;

         4. The enforcement by BARRA of the joint and several indemnity obligations of RCA and the Shareholders pursuant to the terms of the Reorganization Agreement, but only to the extent of ten percent (10%) of the Merger Consideration held in escrow as security for such indemnity obligations.

         ESCROW OF SHARES. As security for the joint and several indemnity obligations of RCA and the Shareholders contained in the Reorganization Agreement, BARRA shall on the Closing Date place in escrow, approximately 54,000 of the BARRA Shares, subject to rounding as provided in the Reorganization Agreement, representing ten percent (10%) of the Merger Consideration, i.e., the Escrow Shares. The Escrow shall terminate, and the Escrow Shares shall be released pro rata to the Shareholders, unless otherwise relinquished to BARRA pursuant to the terms of the Escrow Agreement and the Reorganization Agreement, on the business day following publication of BARRA's audited financial statements for the fiscal year in which the Closing occurs. All claims for indemnification made by BARRA pursuant to the Reorganization Agreement (except for claims of fraud or willful misconduct) shall be brought and recovered by BARRA solely by the return to BARRA of one or more of the Escrow Shares from the Escrow.

         SHAREHOLDERS PERCENTAGE INTEREST IN BARRA. Subsequent to the Merger, Shareholders will hold an aggregate of approximately 540,000 shares of the BARRA Common Stock (including the Escrow Shares), representing approximately 6.44% of the outstanding BARRA Common Stock at that time, assuming that no additional shares of the BARRA Common Stock are issued prior to the filing of a Certificate of Merger with the Delaware Secretary of State (the "Effective Date").


                                          6.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         RCA Shareholders. In considering the approval of the RCA Board of the transactions contemplated by the Reorganization Agreement, the Shareholders should be aware that as of June 21, 1996, the following members of the RCA Board were beneficial owners of the following shares of RCA Common Stock:

Name of Beneficial Owner          Shares of RCA            Percentage of
- - ------------------------          Common Stock             Outstanding RCA
                                  Beneficially Owned       Common Stock
                                  ------------------       ---------------

John F. Casey                     49,903                   51.46%

Stephen Rogers                    31,601                   32.59%
                                  ------                   -----

Total Held by RCA Board           81,504                   84.05%
Members

         BARRA BOARD OF DIRECTORS. Pursuant to an understanding between BARRA and RCA, following the Closing, BARRA intends to increase the size of its Board of Directors from five (5) to six (6) and to elect John F. Casey to fill the newly created position.

ACCOUNTING TREATMENT

         The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of BARRA and RCA will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income of BARRA and RCA for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for the fiscal years prior to the Merger will be adjusted to a March 31 year to conform with BARRA's fiscal year and will be combined and reported as the results of operations of the combined company.

         As a condition to the obligations of BARRA under the Reorganization Agreement, BARRA shall have received on or prior to the Closing, a report from Deloitte & Touche LLP ("D&T"), and BARRA and RCA shall have received on or prior to the Closing, a report from Coopers & Lybrand L.L.P. ("C&L"), based on facts represented to each of D&T and C&L by BARRA and RCA, that D&T and C&L agree with management of BARRA and RCA that the Merger meets the criteria for a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations and policies of the Commission. C&L's report will relate only to matters affecting RCA. In the event the Merger were not permitted to be accounted for as a pooling of interests, it would be accounted for under the purchase method which would result in the recording of a significant amount of goodwill (the excess of the value of the BARRA Common Stock exchanged in the Merger over the fair value of the net assets of RCA). Depending upon the amount of goodwill recorded and the amortization period selected, the future net income of the combined company could be reduced by $350,000 (if amortization is over 20 years) to $700,000 (if amortization is over 10 years) per year under the purchase method of accounting.

FEDERAL INCOME TAX

         This section summarizes the material federal income tax consequences which are expected to result from the Merger and the issuance of the securities offered by this Memorandum. It is impracticable to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated hereby as they relate to the particular circumstances of each shareholder or potential shareholder. The federal income tax discussion set forth below applies only to holders of shares of BARRA, Merger Sub, RCA or the surviving corporation (the "Surviving Corporation") who hold such shares as capital assets. The federal income tax consequences to any particular shareholder may be affected by matters not discussed below. For example, certain types of holders (including foreign persons, life insurance companies, tax exempt organizations and taxpayers who may be subject to the alternative minimum tax) may be subject to special rules not addressed herein. Furthermore, the discussion may not be applicable with respect to shares received pursuant to the exercise of employee stock options or otherwise as compensation.


                                          7.

         This summary is based on the current provisions of the Internal
Revenue Code (the "Code"), existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to changes that may or may not be retroactively applied. Many of the provisions of the Code which have been recently enacted or amended have not been interpreted by the courts or the Internal Revenue Service (the "IRS").

         No assurance can be provided that opinions and statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or would be sustained by a court if so challenged.

         THE DISCUSSION SET FORTH BELOW ADDRESSES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY WHICH ARE EXPECTED TO RESULT FROM THE MERGER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER, THE HOLDING AND DISPOSITION OF THE SECURITIES ISSUED PURSUANT TO THIS MEMORANDUM, AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

         GENERAL. The Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Code. If the Merger does so qualify as a tax-free reorganization, the following income tax consequences will result (i) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code; (ii) BARRA, Merger Sub, and RCA will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) the Merger will not result in the recognition of a gain or loss to BARRA, Merger Sub, RCA, or the Shareholders except for any cash paid in connection with the exercise of dissenters' rights; (iv) the adjusted basis of each of the former Shareholders in the BARRA Common Stock received in the Merger will be the same as the adjusted basis of the RCA Common Stock surrendered in exchange therefor; and (v) the holding period of the BARRA Common Stock received by the Shareholders will include the holding period of the RCA Common Stock surrendered in exchange therefor. The foregoing represents BARRA's and RCA's best judgment as to the expected federal income tax consequences of the Merger and is not binding on the IRS. The IRS may challenge the conclusions stated herein, and the Shareholders may incur the cost and expense of defending positions taken by them with respect to the Merger.

         The position of BARRA and RCA that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code, is based on the assumption that, as of the Effective Date, there is no plan or intention by the Shareholders to sell, exchange or dispose of their RCA Common Stock received in the Merger. If the above-described representation is not accurate, it is possible that the Merger will instead be treated as a taxable acquisition of RCA Common Stock by BARRA. See "Consequences of Failed Reorganization," below.

         CONSEQUENCES OF FAILED REORGANIZATION. If the Merger does not qualify as a reorganization under Section 368 of the Code, the transaction will be treated for federal income tax purposes as a purchase of RCA Common Stock from the Shareholders by BARRA in exchange for the BARRA Common Stock. In such event, each of the Shareholders would recognize gain or loss equal to the difference between the fair market value of the BARRA Common Stock received and each such Shareholder's adjusted basis in its RCA Common Stock, which gain or loss would be long-term capital gain or loss if such stock has been held for more than one year, provided the stock has been held as a capital asset. Additionally, the Shareholders would recognize income or gain to the extent they receive any cash in connection with the exercise of dissenter's rights. Neither BARRA nor RCA would recognize gain or loss in such event.

         BACKUP WITHHOLDING. Federal income tax law requires that a holder of RCA Common Stock provide RCA with its correct taxpayer identification number, which, in the case of a shareholder who is an individual, is his or her social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. If the correct taxpayer identification number or an adequate basis for exemption is not provided, the shareholder will be subject to withholding of 31.0% of the cash (if any) received with respect to dividends paid or the proceeds of a sale, exchange or redemption of the BARRA Common Stock.

         To prevent backup withholding, each Shareholder must complete the Substitute Form W-9 provided by RCA with the Letter of Transmittal and certify under penalties of perjury (i) that the taxpayer identification number provided is correct (or that such shareholder is awaiting a taxpayer identification number), and (ii) that the shareholder is not subject to backup withholding because (a) such shareholder is exempt from backup withholding,


                                          8.

(b) the shareholder has not been notified by the IRS that such shareholder is subject to backup withholding as a result of the failure to report all interest or dividends, or (c) the IRS has notified such shareholder that it is no longer subject to backup withholding. The Substitute Form W-9 should be completed, signed, and returned to RCA. In order for a shareholder who is a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from RCA.

REGULATORY APPROVALS

         Based on information available to them, BARRA and RCA believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such challenge were made, BARRA or RCA would prevail or would not be required to accept certain conditions, possibly including certain divestures in order to consummate the Merger. See "The Merger Agreement -- Terms of the Merger Agreement -- Conditions to the Merger."

FEDERAL SECURITIES LAWS CONSEQUENCES

         The BARRA Shares issued to the Shareholders in the Merger have not been registered under the Securities Act or under the securities laws of any state and are therefore "restricted securities" as that term is defined by Rule 144 under the Securities Act. The BARRA Shares may not be resold unless they are subsequently registered, an exemption from registration is available, or unless sales are made pursuant to Rule 144.

         In general, under Rule 144 as currently in effect, a Shareholder of RCA who receives the BARRA Shares in the Merger will not be permitted to sell such BARRA Shares until such person has beneficially owned the BARRA Shares for at least two years (including the holding period of any prior owner except an affiliate). After the two-year period has elapsed, such person may sell within any three-month period a number of shares that does not exceed the greater of:
(i) one percent of the number of shares of the BARRA Common Stock then outstanding; or (ii) the average weekly trading volume of the BARRA Common Stock during the four calendar weeks preceding the filing on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about BARRA. Under Rule 144(k), a person who is not deemed to have been an affiliate of BARRA at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information volume limitation or notice provisions of Rule 144.

         The Reorganization Agreement provides that BARRA shall, within 45 days after the Effective Date, file a registration statement on Form S-8 with the Commission covering the BARRA Shares to be issued under the RCA Option Plan, or take such other steps as necessary to ensure that such BARRA Shares, when issued upon exercise of the RCA Options, shall be registered under the Securities Act. Accordingly, the BARRA Shares issued upon exercise of RCA Options and registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market.

APPRAISAL RIGHTS

         If the Merger is consummated, a holder of record of the RCA Shares on the date of making a demand for appraisal, as described below, who continues to hold such shares through the Effective Date and who strictly complies with the procedures set forth under Section 262 of the Delaware General Corporation Law ("Section 262") will be entitled to have such shares appraised by the Delaware Court of Chancery under Section 262 and to receive payment of the "fair value" of such shares in lieu of the BARRA Shares to be issued as Merger Consideration pursuant to the Reorganization Agreement. This Memorandum is being sent to all holders of the RCA Shares and constitutes notice of the appraisal rights available to such holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. The following is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this memorandum as Annex E.

         A holder of the RCA Shares electing to exercise appraisal rights under
Section 262 must deliver a written demand for appraisal of such stockholder's shares to RCA on or before July 18, 1996. Such written demand


                                          9.

must reasonably inform RCA of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of his or her shares.

         Only a holder of the RCA Shares on the date of making such written demand for appraisal who continuously holds such shares through the Effective Date is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates representing the RCA Shares. If the RCA Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

         Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all the RCA Shares held in the name of such record owner.

         Within 120 days after the Effective Date, BARRA or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the RCA Shares held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of such petition on BARRA. If no petition is filed by either BARRA or a dissenting stockholder within such 120-day period, the rights of all dissenting stockholders to appraisal shall cease. Any Shareholders seeking to exercise appraisal rights should not assume that BARRA will file a petition with respect to the appraisal of the fair value of their shares or that BARRA will initiate any negotiations with respect to the fair value of such shares. BARRA is under no obligation to and has no present intention to take any action in this regard. Accordingly, any Shareholder who wishes to seek appraisal of his or her shares should initiate all necessary action with respect to the perfection of his or her appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE SHAREHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

         Within 120 days after the Effective Date, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from BARRA a statement setting forth the aggregate number of the RCA Shares with respect to which demands for appraisal have been received by RCA and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by BARRA or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

         If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the RCA Shares owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

         Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more, the same, or less than the value of the consideration to be received pursuant to the Reorganization Agreement without the exercise of appraisal rights. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney fees and the fees and expenses of experts) be charged pro rata against the value of all the RCA Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.


                                         10.

         Any stockholder who has fully demanded appraisal in compliance with
Section 262 will not, after the Effective Date, be entitled to receive payment of dividends or other distribution on the RCA Shares except for dividends or distributions payable to stockholders of record at a date prior to the Effective Date.

         Any Shareholder may withdraw a demand for appraisal and accept the terms of the Merger at any time within 60 days after the Effective Date, or thereafter may withdraw such demand with the written approval of BARRA. In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the terms the Court of Chancery deems just.

         IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY SHAREHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT HIS OR HER LEGAL ADVISOR.

         See "Certain Federal Income Tax Consequences" for a brief description of certain federal income tax consequences resulting from the receipt of the fair value of appraised shares.


                                         11.

                       THE AGREEMENT AND PLAN OF REORGANIZATION



THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE REORGANIZATION AGREEMENT, THE FULL TEXT OF WHICH IS ATTACHED HERETO AND INCORPORATED BY REFERENCE AS ANNEX D. THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REORGANIZATION AGREEMENT.

THE MERGER

         The Reorganization Agreement provides that, subject to the terms and conditions thereof and the Merger Agreement (the form of which is attached as Exhibit B to the Reorganization Agreement), on the Effective Date, Merger Sub will be merged into RCA, and the separate corporate existence of Merger Sub shall thereupon cease. RCA will be the Surviving Corporation in the Merger, and the corporate existence of RCA shall continue unaffected and unimpaired by the Merger. The Surviving Corporation shall be deemed to be the same entity as each of RCA and the Merger Sub and shall be subject to all of their duties and liabilities of every kind and description.

EFFECTIVE TIME OF THE MERGER

         The Reorganization Agreement provides that the Merger will become effective, subject to the terms and conditions of the Reorganization Agreement and the Merger Agreement, upon the filing with the Delaware Secretary of State of a duly executed Certificate of Merger as prescribed by Section 251 of the Delaware General Corporation Law.

MANNER AND BASIS FOR CONVERTING SHARES; INDEMNIFICATION

         On the Effective Date, each issued and outstanding RCA Share (other than fractional shares or any shares as to which dissenters' rights have been perfected) shall be converted into up to 4.955 fully paid and nonassessable shares of common stock, without par value, of BARRA (the "BARRA Common Stock" or "BARRA Shares"), as determined by, and subject to adjustment in accordance with, the Exchange Ratio attached as Schedule A to the Reorganization Agreement (the "Exchange Ratio").

         Certificates previously representing the RCA Shares shall be exchanged for certificates representing whole shares of the BARRA Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the terms set forth in the Reorganization Agreement.

         Prior to the Effective Date, BARRA shall appoint Wells Fargo Bank,
N.A. or its successor, or any other bank or trust company mutually acceptable to RCA and BARRA, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the BARRA Shares. At and after the Effective Date, BARRA shall issue and deliver to the Exchange Agent certificates representing ninety percent (90%) of the number of the BARRA Shares determined in accordance with Section 2.1 of the Reorganization Agreement, rounded up to the nearest whole share. A certificate representing ten percent (10%) of the number of the BARRA Shares shall be placed in the Escrow, i.e., the Escrow Shares. The Escrow Shares shall be held in escrow pursuant to the terms of an escrow agreement, and the provisions of Section 10 of the Reorganization Agreement as security for the joint and several indemnity obligations of the Shareholders.

         Section 10 of the Reorganization Agreement contains provisions by which, among other things, RCA and the RCA Shareholders shall indemnify BARRA against any losses relating to, INTER ALIA, any breaches of or misrepresentations in the Reorganization Agreement, or, under certain circumstances, the failure of RCA or any RCA subsidiary to register as an investment advisor in any jurisdiction in which BARRA, upon reasonable advice of counsel, deems a registration to be necessary (the "Shareholders' Indemnification"). BARRA agrees to indemnify the RCA Shareholders against any losses relating to, INTER ALIA, any breaches of or misrepresentations in the Reorganization Agreement ("BARRA's Indemnification"). RCA also agrees to indemnify BARRA against any losses relating to any breaches of or misrepresentations concerning RCA's representations, warranties, and agreements as to the absence of inquiries, discussions and negotiations by RCA with other parties relating to proposed business combinations ("RCA's Indemnification").
As used in the Reorganization Agreement, the term business combination ("Business Combination") means any tender or exchange offer, proposal for a merger, consolidation, acquisition of assets or other takeover proposal involving any party to the Reorganization Agreement (other than as explicitly contemplated by the Reorganization Agreement) or any offer or proposal to acquire in any manner a five percent (5%) or greater interest in, or a substantial portion of any party to the Reorganization Agreement (other than the


                                         12.

transactions contemplated by the Reorganization Agreement). The specific terms and conditions relating to these indemnification provisions, together with the procedures by which the parties can make a claim under these provisions, are set forth in greater detail in Section 10 of the Reorganization Agreement.

         As security for the indemnity obligations of the parties, BARRA shall on the Closing Date place in escrow, with an escrow agent, under the terms of the Escrow Agreement, approximately 54,000 of the BARRA Shares (the "Escrow Shares").

         All claims for indemnification pursuant to the Shareholders' Indemnification (but excluding all losses, claims, damages, penalties, liabilities, fines, injuries, costs and expenses (including attorneys' fees, administrative expenses, prejudgment interest and court costs) resulting from a judgment of fraud or willful misconduct) shall be brought and recovered by BARRA solely by the return to BARRA of one or more of the Escrow Shares from the Escrow. Without limiting the generality of the foregoing, BARRA shall not have any recourse against any Shareholder individually, or any Shareholder's assets or property, for claims for indemnification pursuant to the Shareholder Indemnification except for recovery against the Escrow pursuant to the terms of the Reorganization Agreement and the Escrow Agreement, and except for claims of fraud or willful misconduct. A distribution of Escrow Shares from the Escrow shall be done so as to reduce each Shareholder's interest in the Escrow Shares on a pro rata manner based on the Shareholder's respective ownership interests in the Escrow Shares in the Escrow.

         Claims for indemnity made by the parties pursuant to the provisions of the Reorganization Agreement (but excluding all losses, claims, damages, penalties, liabilities, fines, injuries, costs and expenses (including attorneys' fees, administrative expenses, prejudgment interest and court costs) resulting from a judgment of fraud or willful misconduct shall be limited to the Agreed Price (as defined on Schedule A to the Reorganization Agreement) multiplied by 54,000 (or such other number as represents ten percent (10%) of the Merger Consideration as adjusted pursuant to Schedule A).

         As soon as practicable after the Effective Date, and upon each Shareholder surrendering to the Exchange Agent certificate(s) representing such Shareholder's RCA Shares for cancellation and a signed transmittal letter containing the representations and warranties set forth in Section 6 of the Reorganization Agreement and in a form satisfactory to BARRA and RCA (the "Transmittal Letter"), BARRA shall cause the Exchange Agent to deliver to each such Shareholder, and each such Shareholder shall be entitled to receive, a certificate representing ninety percent (90%) of such Shareholder's number of the BARRA Shares determined in accordance with Section 2.1 of the Reorganization Agreement, rounded up to the nearest whole share.

         No fractional shares of the BARRA Common Stock shall be issued to the Shareholders. In lieu thereof, each such holder entitled to a fraction of a share of the BARRA Common Stock shall receive, at the time of surrender of the certificate or certificates representing such holder's RCA Shares and an executed Transmittal Letter, an amount in cash equal to the Agreed Price, as determined in accordance with the Exchange Ratio (multiplied by the fraction of a share of the BARRA Common Stock to which such holder otherwise would be entitled.) No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

         No dividends or other distributions of any kind which are declared payable to shareholders of record of the BARRA Shares after the Effective Date will be paid to Shareholders entitled to receive such certificates for the BARRA Shares until such persons surrender their certificates representing the RCA Shares and execute and deliver a Transmittal Letter. Upon surrender of such certificate representing the RCA Shares and execution and delivery of a Transmittal Letter, BARRA shall pay the holder thereof, without interest, any dividends or other distributions with respect to the BARRA Shares (including the Escrow Shares) as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

         All dividends or distributions, and any cash to be paid in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing the RCA Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to BARRA, and after such time any holder of a certificate representing the RCA Shares who has not surrendered such certificate to the Exchange Agent and executed and delivered a Transmittal Letter shall, subject to applicable law, look as a general creditor only to BARRA for payment or delivery of such dividends or distributions or cash, as the case may be.

         On the Effective Date, the stock transfer books of RCA shall be closed and no transfer of the RCA Shares theretofore outstanding shall thereafter be made.


                                         13.

         Each person holding one or more options to purchase the RCA Shares pursuant to the RCA 1992 Stock Option and Restricted Stock Purchase Plan (the "RCA Option Plan") shall have the right, in his or her discretion, to: (1) exercise any vested options granted under the RCA Option Plan to acquire the RCA Shares prior to the Effective Date; and/or (2) have any options, whether or not vested, that are not exercised, converted into options to purchase shares of the BARRA Common Stock on the terms set forth in Section 2.6 of the Reorganization Agreement. BARRA shall, within 45 days after the Effective Date, file a registration statement on Form S-8 with the SEC covering the BARRA Shares to be issued under the RCA Option Plan, or take such other steps as necessary to ensure that such BARRA Shares, when issued upon exercise of the RCA Options, shall be registered under the Securities Act.

TERMS OF THE REORGANIZATION AGREEMENT

         CONVERSION OF RCA STOCK. Under the terms of the Reorganization Agreement, on the Effective Date, each issued and outstanding RCA Share (other than fractional shares or any shares as to which dissenters' rights have been perfected) shall be converted into 4.955 fully paid and nonassessable shares of the BARRA Common Stock, as determined by, and subject to adjustment in accordance with, the Reorganization Agreement.

         REPRESENTATIONS. The Reorganization Agreement contains various representations and warranties of the parties, including but not limited to such matters as their organization; corporate status; authorization, validity and due execution of the Reorganization Agreement; absence of conflict with charter documents or agreements by which the parties are bound or any orders, ruling, decrees or judgments applicable to the parties; the binding legal effect of the Reorganization Agreement on the parties; capitalization; the absence of material adverse changes; governmental approvals and third party consents; and the accuracy of each parties' representations and warranties.

         The Reorganization Agreement also contains representations by RCA, including but not limited to such matters as its subsidiaries and other equity interests; financial statements; government regulation; code of ethics of registered Investment Advisers; tax returns; the absence of undisclosed liabilities; real property holdings and leases; intellectual property rights and interests; material contracts; employment contracts and benefits; compliance with ERISA requirements; collective bargaining and employments agreements; officer and employee compensation; legal actions and proceedings; insurance; and trading in the BARRA Common Stock.

         The Reorganization Agreement also contains representations made by the RCA Shareholders, including but not limited to such matters as the BARRA Shares to be received by the RCA Shareholders pursuant to the Merger are being acquired for the RCA Shareholders' own accounts; the RCA Shareholders' decisions to acquire the BARRA securities are informed and knowledgeable; the investment experience of the RCA Shareholders; and that the BARRA securities being acquired are restricted securities and that they have not been registered under the Securities Act.

         The representations, warranties, and agreements made in the Reorganization Agreement shall survive any investigation made by the parties. Moreover, the representations and warranties made in the Reorganization Agreement shall survive the Closing of the transactions contemplated therein until the publication of BARRA's audited financial statements for the fiscal year in which the Closing occurs.

         RCA's representations, warranties, and agreements as to the absence of inquiries, discussions and negotiations with other parties relating to proposed Business Combinations and RCA's indemnification obligation shall survive (i) if a Closing shall occur, until the publication of BARRA's audited financial statements for the fiscal year in which the Closing occurs or (ii) if the Reorganization Agreement is terminated, until one year after the termination of the Reorganization Agreement. BARRA's confidentiality covenants shall expire on the Closing Date; RCA's confidentiality covenants shall survive the Closing.

         CONDITIONS TO THE MERGER. Pursuant to the Reorganization Agreement, the obligations of BARRA under the Reorganization Agreement will be subject, at BARRA's option, to the fulfillment at or prior to the Effective Date, of the conditions that, among other things: (i) the representations and warranties made by RCA and the RCA Shareholders shall be true and correct in all material respects as of the Effective Date; (ii) RCA and each RCA Shareholder shall have performed and complied in all material respects with all terms of the Reorganization Agreement required to be performed or complied with by it at or prior to the Effective Date; (iii) except as disclosed to BARRA in writing prior to the date of the Reorganization Agreement, no materially adverse change shall have occurred since December 31, 1995, in the business, financial condition or results of operations of RCA and the RCA Subsidiaries (as defined in the Reorganization Agreement) taken as a whole, and neither RCA nor any RCA


                                         14.

Subsidiary shall be a party to or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of BARRA, such legal action or proceeding could materially adversely affect RCA and the RCA Subsidiaries, taken as a whole, or the business, financial condition, results of operations or prospects of RCA and all of the RCA's subsidiaries taken as a whole; (iv) the Reorganization Agreement and the Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of RCA common stock in accordance with the provisions of Section 228 of the Delaware Code; (v) BARRA shall have received a certificate, dated the Effective Date, signed on behalf of RCA by its Chief Executive Officer and by its Chief Financial Officer, to the effect that certain specified conditions set forth in the Reorganization Agreement have been satisfied; (vi) RCA shall have delivered to BARRA an opinion of counsel in a form acceptable to both RCA and BARRA; (vii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; (viii) subject to the limitations set forth in Section 7(h) of the Reorganization Agreement, all government approvals shall be in effect, and all conditions or requirements prescribed by law or by any such government approval shall have been satisfied; (ix) the aggregate number of shares of RCA common stock held by persons who have taken all of the steps prior to Closing required to perfect their right (if any) to be paid the value of such shares under the Delaware Code ("Dissenting Shares") shall not exceed nine percent (9%) of the outstanding shares of RCA common stock; (x) BARRA shall have received such certificates and other closing documents as counsel for BARRA shall reasonably request; (xi) RCA shall have received, or BARRA shall have satisfied itself that RCA will receive, all consents of other parties to and required by all material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to RCA and the RCA Subsidiaries, including, without limitation, any consents required pursuant to the Advisers Act or Company Act and for any mortgages, notes, leases, franchises, agreements, licenses and permits listed in the RCA Disclosure Statement for RCA or any RCA Subsidiary, in each case in form and substance reasonably satisfactory to BARRA, and no such consent or license or permit shall have been withdrawn or suspended; (xii) BARRA and RCA shall have received accountants' reports as to whether the proposed Merger would meet the criteria for a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations, and policies of the SEC, and there shall have been no determination by any court, tribunal, regulatory agency or other government entity, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment; (xiii) each employee of RCA shall have executed an agreement regarding confidentiality and proprietary information; (xiv) no suit, action, investigation, claim or proceeding commenced or to the best knowledge of RCA is to be commenced by any party based in whole or in part on an argument or assertion that BARRA, due to the Reorganization Agreement, the negotiations leading up to the Reorganization Agreement, the Merger, or related agreements or activities, interfered or is interfering with any contractual relations of RCA or any RCA Subsidiary or any party with whom RCA or any RCA Subsidiary is, or has been, or may be engaged in business discussions; (xv) the Merger Agreement shall have been duly executed by RCA;
(xvi) RCA shall have consummated the repurchase of RCA common stock from Ruth Hughes-Guden and Robert Moore if so required to do so prior to the Effective Date pursuant to agreements previously entered into between RCA and such Shareholders; (xvii) RCA shall have provided to BARRA its audited consolidated financial statements for the fiscal years ended December 31, 1994 and 1995 no later than five business days before the Closing Date, and BARRA shall have reasonably approved such financial statements in writing pursuant to the provisions of Section 11(b)(iii) of the Reorganization Agreement; and (xviii) all agreements between or among RCA, any RCA Subsidiary and any of the Shareholders, which provide for restrictions on transfer of RCA securities, and/or repurchase or redemption provisions, including but not limited to the Shareholders' Agreement dated December 1, 1992, and pursuant to the 1993 Stock Bonus and Restricted Stock Plan, shall have been cancelled.

         Pursuant to the Reorganization Agreement, the obligations of RCA under the Reorganization Agreement will be subject, at RCA's option, to the fulfillment at or prior to the Effective Date, of the conditions that, among other things: (i) the representations and warranties made by BARRA shall be true and correct in all material respects as of the Effective Date; (ii) BARRA and its subsidiaries shall have performed and complied in all material respects with all of the terms of the Reorganization Agreement required to be performed or complied with by them at or prior to the Effective Date; (iii) no materially adverse change shall have occurred since December 31, 1995, in the business, financial condition, results of operations or properties of BARRA and its subsidiaries taken as a whole, and BARRA shall not be engaged in, or a party to or so far as BARRA is aware, threatened with, and to BARRA's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency which, in the reasonable judgment of RCA, could materially adversely affect BARRA or its business, financial condition, results of operations or assets taken as a whole; (iv) RCA shall have received a certificate, dated the Effective Date, signed on behalf of BARRA by its President or Chief Executive Officer and Chief Financial Officer, certifying to the fulfillment of certain conditions stated in the Reorganization Agreement; (v) BARRA shall have delivered to RCA an opinion of its counsel in a form acceptable to both RCA and BARRA; (vi) all conditions or requirements prescribed by law or by any Government Approval shall have been satisfied; (vii) RCA shall have received such certificates and other closing documents as counsel for


                                         15.

RCA shall reasonably request; (viii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; and (ix) the Merger Agreement shall have duly executed by BARRA and the Merger Sub.

         AMENDMENT. The Reorganization Agreement and the Merger Agreement may be amended by the mutual consent of the Boards of Directors of BARRA and RCA and the RCA Shareholders at any time prior to the Effective Date.

         TERMINATION. The Reorganization Agreement and the Merger Agreement may be terminated (i) by the mutual consent of the boards of directors of BARRA and RCA at any time prior to the consummation of the Merger; (ii) by the Board of Directors of BARRA on or after November 1, 1996, if (a) any of the conditions in the Reorganization Agreement to which the obligations of BARRA are subject have not been fulfilled, or (b) such conditions have been fulfilled by RCA or waived by BARRA, but RCA shall have failed to complete the Merger; (iii) by the Board of Directors of BARRA if, within one year from the date of the Reorganization Agreement, RCA, or any RCA Subsidiary, shall have entered into a letter of intent, term sheet or agreement, or made an announcement relating to, or otherwise engaged in a Business Combination; or (iv) by the Board of Directors of RCA on or after November 1, 1996, if (a) any of the conditions contained in the Reorganization Agreement to which the obligations of RCA and the RCA Shareholders are subject have not been fulfilled, or (b) such conditions have been fulfilled by BARRA or waived by RCA, but BARRA shall have failed to complete the Merger.

TERMINATION AND EXPENSES

         If the Reorganization Agreement shall be terminated by BARRA within one year of the date of the Reorganization Agreement on the ground that RCA, or any RCA Subsidiary, shall have entered into a letter of intent, term sheet or agreement, or made an announcement relating to, or otherwise engaged in a Business Combination, RCA shall pay to BARRA, on demand, the sum of $1,000,000, and such payment will be BARRA's exclusive remedy in such event. Such payment shall be paid no more than two (2) business days after demand by wire transfer of immediately available funds. RCA, the RCA Shareholders and BARRA agree that, except with respect to a termination by the Board of Directors of BARRA as just described, any other termination of the Reorganization Agreement shall not in any manner release or be construed as so releasing the nonterminating party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such party's failure in performance of any of its covenants or agreements under the Reorganization Agreement, including without limitation, any obligations arising under the indemnification provisions of the Reorganization Agreement.

THE HOLDER'S AGENT

         John F. Casey shall be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Shareholders in connection with the indemnity provisions of the Reorganization Agreement, as they relate to the Shareholders generally, the Escrow Agreement, the notice provisions of the Reorganization Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated by the Reorganization Agreement and the Merger. John F. Casey, as well as any subsequent representative of the Shareholders appointed by him or after his death or incapacity elected by vote of holders of a majority of RCA Common Stock outstanding immediately prior to the Effective Date, shall be referred to as the "Holder's Agent". The Holder's Agent's powers include, without limitation, the power to act as the representative of the Shareholders to review and authorize all set-offs, claims and other payments authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with BARRA any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement. The Holder's Agent shall not be liable to any Shareholder or BARRA and their respective affiliates or any other person with respect to any action taken or omitted to be taken by the Holder's Agent under or in connection with the Reorganization Agreement or the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Holder's Agent. BARRA and its affiliates (including, after the Closing, RCA) shall be entitled to rely on such appointment and treat such Holder's Agent as the duly appointed attorney-in-fact of each Shareholder. Each Shareholder who receives the BARRA Shares in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of BARRA to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Shareholders.


                                         16.


                                     ROGERS, CASEY & ASSOCIATES, INC. CONSOLIDATED FINANCIAL INFORMATION
                                                    (In Thousands, Except Per Share Data)



                                                 Three Months
                                                Ended March 31                               Year Ended December 31
                                      --------------------------------        ----------------------------------------------------
                                           1996               1995                1995                1994                1993
                                           ----               ----                ----                ----                ----
                                     (Historical)        (Historical)        (Historical)        (Historical)        (Historical)
SELECTED INCOME STATEMENT DATA:

Revenues                              $ 4,378,256         $3,373,350         $15,758,226         $12,436,599         $10,184,193

Operating Expenses:
  Compensation and Benefits             2,678,013          2,524,488          10,364,831           8,265,802           7,243,552
  Selling, General and
    Administrative                      1,493,345          1,182,625           6,054,812           4,382,376           2,981,277
                                     ------------        ------------       -------------       -------------       -------------
    Total Operating Expenses            4,171,358          3,707,113          16,419,643          12,648,178          10,224,829

                                     ------------        ------------       -------------       -------------       -------------
Operating Income (Loss)                  $206,898          ($333,763)          ($661,417)          ($211,579)           ($40,636)

Interest Expense (Income)                 $58,291            $21,928            $131,054             $20,838            ($12,177)

                                     ------------        ------------       -------------       -------------       -------------
Income (Loss) Before Income Taxes        $148,607          ($355,691)          ($792,471)          ($232,417)           ($28,459)

Income Tax (Benefit)                      $85,000           ($26,090)           ($58,128)           ($63,912)            $13,117

                                     ------------        ------------       -------------       -------------       -------------
Net Income (Loss)                      $   63,607        ($  329,601)          ($734,343)          ($168,505)           ($41,576)

                                     ------------        ------------       -------------       -------------       -------------
                                     ------------        ------------       -------------       -------------       -------------




- - --------------------------------------------------------------------------------



                                    As of March 31                     As of December 31
                             -------------------------     -----------------------------------------
                                 1996           1995           1995           1994           1993
                                 ----           ----           ----           ----           ----

SELECTED BALANCE SHEET DATA:

Total Assets                $ 6,452,063    $ 5,078,649    $ 6,287,546    $ 5,075,752    $ 3,027,284
Current Liabilities           5,248,691      3,151,201      5,135,790      2,939,644      1,461,417
Long-Term Liabilities           409,784        930,308        480,775        958,015        384,475
Shareholders' Equity            793,588        997,140        670,981      1,178,093      1,181,392



                                         17.

The following information should be read in conjunction with Rogers, Casey & Associates, Inc. historical consolidated financial data.



               ROGERS, CASEY & ASSOCIATES, INC. PERCENTAGE INFORMATION



The following table presents certain categories of Rogers, Casey & Associates, Inc.'s financial data as a percentage of net revenues for fiscal 1995, 1994, 1993 and 1992 and for the three months ended March 31, 1996 and 1995.



                                                                          Percentage of Net Revenues
                                                 ------------------------------------------------------------------------
                                                         Three Months
                                                        Ended March 31                   Year Ended December 31
                                                 -------------------------     ------------------------------------------
                                                     1996           1995           1995           1994           1993
                                                     ----           ----           ----           ----           ----

Revenues                                              100.0%         100.0%         100.0%         100.0%         100.0%

Operating Expenses:
    Compensation and Benefits                          61.2%          74.8%          65.8%          66.5%          71.1%
    Selling, General and Administrative                34.1%          35.1%          38.4%          35.2%          29.3%
                                                 ----------     ----------     ----------     ----------     ----------
         Total Operating Expenses                      95.3%         109.9%         104.2%         101.7%         100.4%
                                                 ----------     ----------     ----------     ----------     ----------
Operating Income (Loss)                                 4.7%          -9.9%          -4.2%          -1.7%          -0.4%

Interest Expense (Income)                               1.3%           0.7%           0.8%           0.2%          -0.1%

                                                 ----------     ----------     ----------     ----------     ----------
Income (Loss) Before Income Taxes                       3.4%         -10.6%          -5.0%          -1.9%          -0.3%

Income Tax (Benefit)                                    1.9%          -0.8%          -0.4%          -0.5%           0.1%

                                                 ----------     ----------     ----------     ----------     ----------
Net Income (Loss)                                       1.5%          -9.8%          -4.6%          -1.4%          -0.4%
                                                 ----------     ----------     ----------     ----------     ----------
                                                 ----------     ----------     ----------     ----------     ----------



                                         18.

                      RCA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONNECTION WITH RCA'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED IN THE MEMORANDUM AS ANNEX A.

THREE MONTHS ENDED MARCH 31 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

REVENUES

         Total revenues increased $1,004,906 or 29.8% for the three months ended March 31, 1996 from the three months ended March 31, 1995. The revenue increase was attributable to several factors. Revenues generated from RCA's traditional retainer and project business grew by $500,000 (30%) reflecting a continued strong growth rate in the firm's core business. Revenues generated from the Manager Services business unit increased $200,000 (30%) due to the increased demand by the investment management industry for such services. Revenues generated from RCA's assets-based fee businesses increased $400,000 (14%) due to increased assets under management. Offsetting these increases was $100,000 received in 1995 for a corporate life insurance policy maintained on one of RCA's senior employees who passed away in late 1994.

OPERATING EXPENSES

         COMPENSATION & BENEFITS. The $153,525 increase in compensation and benefits or 6% from the three-month period ended March 31, 1996 over the three-month period ended March 31, 1995 is due to two factors. Net employee headcount increased by 12 (15%) reflecting the need to meet the expanding business opportunities. This headcount increase plus employee merit increases resulted in compensation and benefits to increase $300,000 (17%). Offsetting this increase is a $100,000 (20%) decrease in the first quarter accrued bonus relative to the three months ended March 31, 1995.

         SELLING, GENERAL & ADMINISTRATIVE. S, G & A cost increased $310,720 or 26.3% from the three-month period ended March 31, 1995. This increase is primarily due to the continued development and marketing costs associated with the InvestWorks product which increased $200,000 as well as $100,000 spent on professional costs related to our prospective merger.

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

REVENUES

         Total revenues increased $3,321,627 or 26.7% in fiscal 1995 over fiscal 1994. The revenue increase was attributable to several factors. The increasing need for investment firms to look for ways to better manage their businesses led to a $1.2 million (73%) increase in the revenues generated by Manager Services. Fees generated from assets under management increased $900,000 (42%). Revenues generated from RCA's traditional retainer and project business grew by $1.1 million (17%) reflecting RCA's continued success at attracting new business. Finally, RCA generated $100,000 in revenues from its new software subscription program, InvestWorks.

OPERATING EXPENSES

         COMPENSATION & BENEFITS. The $2,099,029 increase in compensation and benefits or 25.4% over fiscal 1994 is due to two factors. Net employee headcount increased by 12 (14%), reflecting the need to meet the increased client workload. This headcount increase plus employee merit increases resulted in $1.0 million (14%) of the increase. In addition, bonuses paid to employees increased $1.1 million (90%) reflecting the fact that bonuses paid in 1994 were significantly reduced (see 1994 explanation) and that the 1995 bonuses were brought in line with the competitive market.

         SELLING, GENERAL & ADMINISTRATIVE.  S, G & A costs increased
$1,672,436 or 38.2% in fiscal 1995 over fiscal 1994. This increase was primarily the result of $1.2 million spent on the development and initial launch of RCA's software program InvestWorks. Exclusive of these costs, total S, G & A costs only increased $500,000 (6%), despite a revenue increase of 26.7%. This was a direct result of management's intention to hold down these costs as much as possible so that investments could be made in the InvestWorks product as well as increasing the employee base of the firm.


                                         19.

FISCAL 1994 COMPARED TO FISCAL 1993

REVENUES

         Total revenues increased $2,252,406 or 22.1% in fiscal 1994 over fiscal 1993. The revenue increase was primarily attributable to several factors. In 1994, RCA recognized the increasing potential of providing strategic consulting advice to the Investment Management Industry and the potential to provide consulting services relating to alternative types of investments and niche investment products. As a result, RCA committed increased resources and management time to grow the Manager Services, Alternative Investment and Strategic Investment businesses. The primary reasons for the increase in revenues resulted from Manager Services increasing revenues by $400,000 (27%), Alternative Investments increasing revenue by $400,000 (36%) and Strategic Investments increasing revenues by $300,000 (50%). Revenues generated from RCA's traditional retainer and project business grew by $1 million (18%) reflecting RCA's reputation in the industry.

OPERATING EXPENSES

         COMPENSATION & BENEFITS. The $1,022,250 increase in compensation and benefits or 14.1% over fiscal 1993 is the result of a combination of factors. Net employee headcount increased by 15 (22%) due to the commitment to build the various business units to meet the increases in their businesses. This headcount increase plus normal merit increases resulted in an increase in base compensation and benefits of $1.5 million (26%). Offsetting this increase was a decrease in bonuses paid to employees of $500,000 (28%).

         SELLING, GENERAL & ADMINISTRATIVE.  S, G & A costs increased
$1,401,099 or 47% over fiscal 1993. This increase was primarily the result of investments RCA made in 1994 in order to strengthen the business as a whole.
The principal reasons for this change included investment increases of $300,000 (20%) in marketing and promotion to better promote the image of the firm, $200,000 (40%) for travel and entertainment primarily in the areas of new business generation, $500,000 (60%) for rent, supplies and depreciation in order to move the firm to a new facility providing 66% more space and $200,000 (100%) in outside consultants in order to provide needed manpower until full time employees could be hired and to provide specific expertise.


                                   BUSINESS OF RCA

GENERAL

         RCA is in the business of providing institutional investment services. It has worked with institutional investors -- including corporations, public funds, endowments, foundations, other large assets pools, and investment management organizations -- to design, implement, and monitor investment programs since 1976. The corporate headquarters of RCA are in Darien, Connecticut. RCA has approximately 130 plan sponsor clients with assets in excess of $300 billion and roughly 30 investment manager clients managing over $300 billion in assets.

         Defined benefit consulting to pension funds was the original focus of RCA in 1976. Since then, RCA has expanded its business units.

         Today RCA is composed of five primary business groups: Investment Consulting; Fund Investments; Alternative Investments; Manager Services, and InvestWorks. A Research Group focuses on the coverage of asset classes and managers and works directly with each of the foregoing business groups.

         The Investment Consulting Group helps plan sponsor and wholesale distribution clients create, implement, and monitor efficient investment programs. Specifically, RCA makes recommendations to clients on asset allocation (in classes such as U.S. stocks, international bonds, real estate, etc.) and identifies and hires qualified investment managers to meet these objectives. RCA monitors the performance of the investment managers and service providers against the investment objectives and portfolio benchmarks on an on-going basis and reports the results formally on a quarterly basis. In addition, RCA serves as a resource on all investment issues and activities.

         The Fund Investments and Alternative Investments Groups were created to help clients invest money in niche opportunities in both the public and private markets, respectively. Both groups derive significant amounts of revenue from assets under management. RCA works with clients on a discretionary (Emerging Markets


                                         20.

and MicroCap Funds) and non-discretionary (or advisory) basis. Investment specialists cover emerging markets, venture capital, LBOs, oil and gas, and real estate.

         RCA's Manager Service Group provides consulting on business strategy to U.S. and foreign investment management companies. Services include strategic business planning, product assessment and competitive positioning, client service strategy, marketing and distribution strategy, and mergers and acquisitions. The demand for these services has been growing as the investment industry faces macro issues such as industry maturation, consolidation, globalization, and technology advancements.

         Beginning in September, 1995, RCA's proprietary database has been publicly available in a new software product called InvestWorks. This product delivers a simple and organized format that enables investment managers, consultants, and plan sponsors to compare investment manager performance and to conduct manager searches.

         The Research Group is made up of specialists who have expertise in and responsibility for coverage of asset classes and managers. The Research Group interviews over 1,200 portfolio managers annually, and analyzes investment firms' processes and styles as well as the dynamics of the capital markets.

THE INDUSTRY

         The U.S. investment industry has evolved and grown rapidly over the past decade. According to Greenwich Associates, the large pension fund market (i.e., corporate and public funds and endowments with over $100 million in assets) has grown from approximately $900 billion in 1984 to almost $3 trillion in 1995. The number of firms (i.e., investment managers, bank custodians, investment management consultants, actuaries, etc.) providing investment-related services and the number of products and asset classes available to institutional investors have also increased dramatically.

         This changing landscape has created opportunities for institutional investors such as corporate and public pension funds, endowments, foundations, and hospitals to earn higher returns and diversify their portfolios across a variety of investment strategies and products. The result is greater challenges in designing the overall investment program and selecting the best investment opportunities. In management's judgment, major factors which motivate these investors to use a consultant for assistance with decisions such as asset allocation and manager search and selection include: (a) the need for additional resources due to downsizing of in-house staffs; (b) heightened concern about risk; (c) the need for directed advice; and, (d) the need for someone who can serve as a catalyst, facilitator, idea generator or gatekeeper.

         Revenues in the consulting industry are generated from retainer relationships and project work. They are based on the size and complexity of the fund, and may be a fixed amount or a percentage of the fund's assets (in basis points).

COMPETITION

         RCA competes with a large number of investment service firms. The types of competitors include independent consulting, custodian, actuarial, benefits consulting, and investment management firms as well as banks and mutual fund companies. Many of these organizations have substantially greater capital and other resources and some of which offer a wider range of financial services than RCA.

         RCA believes that the most important factors affecting its competitive position in the investment consulting industry are the abilities and reputations of the investment professionals and the continuing development of new investment strategies and information technologies.

         Barriers to entry are low and firms are relatively long-lived in the investment services business. A new firm has very low capital requirements. Maintaining the business of RCA requires the continued advancement of competitive competencies to add value through proprietary data, advanced technologies, global coverage, and superior professional servicing.


                                         21.

                               DESCRIPTION OF RCA STOCK

IN GENERAL

         As of the date hereof, RCA's authorized capital stock consists of 200,000 shares of Common Stock, of which 96,979 shares are outstanding. All outstanding shares are subject to the restrictions contained in the Shareholders' Agreement, by and among RCA and certain Shareholders, dated December 1, 1992 (the "Shareholders' Agreement"). The following is a summary of the terms of the RCA Common Stock which does not purport to be complete and is subject to and qualified in its entirety by reference to the RCA Certificate of Incorporation, as amended ("Certificate"), Bylaws and Shareholders' Agreement.

COMMON STOCK

         Holders of RCA Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders do not have a right to cumulate their votes. In all matters which require Shareholder approval, other than the election of directors, there must be, in addition to any quorum or voting requirements imposed by law, a quorum consisting of sixty-six and two-thirds percent (66-2/3%) of the holders of the outstanding RCA Common Stock, either in person or by proxy at any meeting at which such matters shall be considered, and the approval of sixty-six and two-thirds percent (66-2/3%) of the votes cast at such meeting.

         Holders of RCA Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the RCA Board out of funds legally available therefor. However, before payment of any dividends, the RCA Board may set aside out of any funds available for the payment of dividends such sum(s) as the RCA Board may, in its absolute discretion, deem proper as a reserve fund to meet contingencies or for equalizing dividends or to repair or maintain property or to serve any other purpose conducive to RCA's interests.

         Upon the liquidation, sale or winding up of RCA, the holders of RCA Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of RCA Common Stock have no preemptive rights or rights to convert their RCA Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the RCA Common Stock. All outstanding shares of RCA Common Stock are fully paid and nonassessable.

         RCA Common Stock is subject to the transfer restrictions and repurchase obligations set forth in the Shareholders' Agreement. Additionally, all RCA Common Stock received pursuant to the exercise of any options granted pursuant to the RCA Option Plan are subject to the Shareholders' Agreement and, thus, restricted.

         The sale or transfer of RCA Common Stock in violation of the terms of the Shareholders' Agreement is void and of no effect. Permitted transfers include (i) the transfer of shares by a Shareholder to one or more of the Shareholder's children, provided that (a) such child has completed three full years of employment with RCA, and (b) upon making the gift, the aggregate number of RCA Common Stock held by such child (excluding shares received by the child from RCA for being a key employee) shall not exceed five percent (5%) of the total number of issued and outstanding shares of RCA Common Stock at such time, and (ii) the assignment of shares, or the right to acquire shares, by a Shareholder who is a participant in an RCA pension, profit sharing or other retirement plan, to the administrator of such plan, subject to certain requirements set forth in the Shareholders' Agreement. Additionally, a Shareholder may transfer or sell RCA Common Stock if the holders of more than 50% of the shares subject to the Shareholders' Agreement consent in writing to such transfer or sale.

         Subject to certain requirements set forth in Section 3 of the Shareholders' Agreement, a holder of more than 10% of the issued and outstanding RCA Common Stock (a "Principal Shareholder") who is permitted, by shareholder approval, to sell all of his or her shares, may compel the other Shareholders to sell their shares to such person. However, a Principal Shareholder, permitted by shareholder approval, to sell his or her shares, shall not accept an offer to sell his or her shares until a similar offer upon the same terms and conditions has been made to each Shareholder for the purchase of all or the same pro rata portion of his or her shares of RCA Common Stock.

         Additionally, and subject to certain terms and conditions set forth in the Shareholders' Agreement, upon the happening of specified events, referred to in the Shareholders' Agreement as "Mandatory Purchase Events," RCA has the obligation to purchase all or a portion of outstanding RCA Common Stock. The Mandatory Purchase Events include, without limitation, the death of a Shareholder, the retirement of a Shareholder as an employee of RCA, the termination of the employment of a Shareholder, the permanent disability of a Shareholder, the performance


                                         22.

of services by a Shareholder, with or without compensation, for a competitor of RCA and the personal bankruptcy of a Shareholder.


                           COMPARISON OF SHAREHOLDER RIGHTS

    If the Merger is consummated, all the Shareholders (other than those who properly exercise their dissenters' rights) immediately prior to the Effective Date will become shareholders of BARRA. The following is a summary of the material differences between the rights and other terms related to the capital stock of BARRA, a California corporation, and such rights and terms related to the capital stock of RCA, a Delaware corporation. These differences also arise from the various provisions of the RCA Certificate and Bylaws, and the BARRA Articles and Bylaws.

AUTHORIZED STOCK

         BARRA CAPITAL STOCK. Pursuant to BARRA's Articles, BARRA authorized capital stock consists of 40,000,000 shares of BARRA Common Stock and 10,000,000 shares of preferred stock ("BARRA Preferred Stock").

         THE BARRA COMMON STOCK. Subject to preferences that may be applicable to any BARRA Preferred Stock outstanding at the time, the holders of outstanding shares of the BARRA Common Stock are entitled to receive ratably dividends out of assets legally available therefor at such times and in such amounts as the BARRA Board may from time to time determine. Each shareholder is entitled to one vote for each share of the BARRA Common Stock held. Except as may be required by applicable law, the vote required by shareholders to take action is the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present. Shareholders may each cumulate their votes for the election of directors so long as at least one shareholder has given notice at the meeting prior to the voting of that shareholder's intention to cumulate votes and the candidate shall have been placed in nomination prior to the voting of the shareholder's vote to cumulate his or her vote. Holders of the BARRA Common Stock are not entitled to preemptive rights or conversion rights and the BARRA Common Stock is not subject to redemption. Upon liquidation, dissolution or winding up of BARRA, holders of Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of BARRA's liabilities and the liquidation preference of any outstanding BARRA Preferred Stock. All the outstanding shares of the BARRA Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of the BARRA Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of BARRA Preferred Stock which BARRA may issue in the future.

         As of May 31, 1996, 7,840,364 shares of the BARRA Common Stock were issued and outstanding.

         BARRA PREFERRED STOCK. The BARRA Board is authorized, subject to any limitations prescribed by California law, to provide for the issuance of up to 10,000,000 shares of BARRA Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix or alter the rights, preferences and privileges of the shares of each wholly unissued series and any restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. The BARRA Board may authorize and issue BARRA Preferred Stock with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of the BARRA Common Stock. In addition, the issuance of BARRA Preferred Stock may have the effect of delaying, deferring or preventing a change in control of BARRA. BARRA has no current plans to issue any shares of BARRA Preferred Stock.

         As of the date hereof, no shares of BARRA Preferred Stock have been issued.

         RCA CAPITAL STOCK. As of the date hereof, RCA's authorized capital stock consists of 200,000 shares of Common Stock, of which 96,979 shares are outstanding. All outstanding shares are subject to the restrictions contained in the Shareholders' Agreement. Of the shares of outstanding RCA Common Stock, 1,167 shares are Common Stock subject to additional restrictions pursuant to the RCA 1993 Stock Bonus Plan. See "Description of RCA Stock," above.


                                         23.

DIRECTORS

         NUMBER AND TERM. Pursuant to BARRA's Articles and Bylaws, the number of directors of BARRA shall not be less than four (4) nor more than seven (7), the actual number to be five (5) until changed by amendment of the BARRA Articles or Bylaws. The RCA Bylaws provide that the number of directors shall not be less than one (1) nor more than nine (9), the actual number of which is to be fixed by the Board or Shareholders.

         RESIGNATION AND REMOVAL. The BARRA Bylaws provide that any director may resign upon giving written notice to the chairman of the board, the president, secretary or BARRA Board. The BARRA Board may remove any director who has been declared of unsound mind by order of court, or who has been convicted of a felony. Any or all of the directors may be removed without cause by an affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors, provided, however, that unless the entire board is removed, no individual director may be removed when the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected.

         The RCA Bylaws provide that, unless specified by contract, any director may resign or be removed at any time. A director intending to resign shall give written notice to RCA's president or secretary. Removal of a director, with or without cause, may be effected by an affirmative vote of the majority of shares entitled to vote.

         Delaware law permits a classified board of directors, in which case, absent a charter provision to the contrary, directors may be removed only for cause. However, the RCA Board is not classified. Delaware and California law are similar in allowing the removal of directors by shareholder vote, with and without cause, subject to certain qualifications.

         VACANCIES. Section 305 of the California Corporations Code provides that, unless otherwise provided in the articles of incorporation or bylaws, vacancies on the board may be filled by the approval of the board. However, a vacancy created by removal of a director may be filled by the board only if so authorized by the corporation's articles of incorporation or a bylaw adopted by the corporation's shareholders. Shareholders may elect a director at any time to fill any vacancy not filled by the directors. Certain other provisions under
Section 305 come into play if a greater number of directors have been elected by other directors than by the shareholders. Under Delaware law, vacancies and newly created directorships may be filled by a majority of directors then in office unless otherwise provided in the certificate of incorporation or bylaws.

         The BARRA Bylaws provide that, except for a vacancy created by removal of a director, vacancies in the board may be filled by a majority of the remaining directors, whether or not less than a quorum, or by a sole remaining director, and each director so elected shall hold office until the next annual meeting of shareholders and until a successor has been elected. The shareholders shall elect a director to fill a vacancy created by removal, and shareholders may elect a director at any time to fill a vacancy not filled by the board.

         The RCA Bylaws provide that any vacancy occurring in the RCA board, including a vacancy resulting from an increase in the number of directors, may be filled by an affirmative vote of a majority of the remaining directors, even if less than a quorum of the board. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor and until his or her successor is duly chosen.

SHAREHOLDER ACTION BY WRITTEN CONSENT

         The BARRA Bylaws provide that, generally, any action that may be taken at a meeting of shareholders may be taken without a meeting and prior notice if a consent in writing is signed by the holders of outstanding shares having no less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote at their election, provided, however, that when filling a vacancy not filled by directors, except for a vacancy created by removal, a director may be elected by written consent of a majority of outstanding shares entitled to vote.

         Section 228 of the Delaware law states that unless otherwise provided in the certificate of incorporation, any stockholder action may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of the outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and


                                         24.

voted. The RCA Certificate does not prohibit the taking of actions by the Shareholders by written consent in conformance with Section 228.

AMENDMENT TO ARTICLES

         Section 902 of the California Corporations Code provides that, after the issuance of shares, the articles of incorporation of a corporation may generally only be amended by approval of both the board of directors and by the outstanding shares.

         The RCA Certificate provides that the certificate of incorporation may be amended as provided by Delaware law. To amend a corporation's certificate of incorporation after payment for shares has been received, the Delaware law requires the recommendation of the corporation's board of directors and, unless the corporation's certificate of incorporation provides for a greater vote, approval by each of (1) a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment creates dissenters' rights; and (2) a majority of the votes cast by every other voting group entitled to vote on the amendment, and a certificate executed setting forth the amendment and certifying that such amendment has been duly adopted. Amendment of the RCA Certificate would require approval of at least sixty-six and two-thirds percent (66 2/3%) of the stockholder votes.

AMENDMENT TO BYLAWS

         The BARRA Bylaws may be amended by an affirmative vote of a majority of outstanding shares entitled to vote (or written assent of shareholders entitled to vote). Moreover, the BARRA Bylaws may be amended, other than provisions changing the maximum or minimum number of authorized directors or changing from a variable or fixed number of directors or vice versa, by the BARRA Board.

         The RCA Bylaws provide that the Bylaws may be amended, altered or repealed by the Shareholders at any annual or special meeting or by the RCA Board at any meeting, provided that notice of such amendment, repeal or adoption of new bylaws be included in the notice of such meeting.

LIABILITY OF DIRECTORS; INDEMNIFICATION

         Section 309 of the California Corporations Code sets forth the standard of care applicable to directors: that each director shall perform his or her duties "...in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances." Section 309 also sets forth sources of information and opinions, etc. which may be relied upon by directors in the performance of their duties.

         Delaware has no statutory provisions setting forth the standard of care applicable to directors. However, Delaware court cases have set forth as a general standard that directors must use such care which ordinarily careful and prudent men would use in similar circumstances.

         California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states permit a corporation to adopt a provision in its articles of incorporation or certificate of incorporation eliminating liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

         California law does not permit the elimination of monetary liability where such liability is based on: (i) intentional misconduct or knowing and culpable violations of law; (ii) acts or omissions that a director believes contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; or (vii) liability for improper distributions, loans or guarantees.

         Delaware law does not permit the elimination or limitation of a director's monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(iii) the payment of unlawful dividends or unlawful


                                         25.

stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. The limitation of liability provisions in a Delaware corporation also may not limit a director's liability for violations of, or otherwise relieve the corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

         California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (i) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation or its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that the court so determines, and (ii) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or in respect of amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

         Indemnification is permitted in California law only for acts taken in good faith and believed to be in the best interests of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. California law requires indemnification when the individual has successfully defended the action on the merits (as opposed to Delaware law which requires indemnification relating to any successful defense, whether on the merits or otherwise).

         Delaware law generally permits indemnification of expenses (including attorneys' fees) incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law also requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

         Both California and Delaware corporations may include in their articles of incorporation a provision which extends the scope of indemnification available to directors, officers and other agents through agreements, bylaws or other corporate action beyond that specifically authorized by statute.

         The BARRA Articles provide that liability of the directors of the company will be eliminated to the fullest extent permissible under California law. They further authorize the corporation to indemnify corporate agents for breach of duty to the corporation and its stockholders through bylaw provisions or agreements with said agents, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code. The BARRA Bylaws provide for indemnification to the fullest extent possible under Section 317 and provide that the corporation shall advance the expenses reasonably expected to be incurred by the indemnified agent upon the receipt of an undertaking pursuant to Section 317(f).

         The RCA Certificate provides that no RCA director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as director, excluding, however, liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

CUMULATIVE VOTING

         The BARRA Bylaws provide that cumulative voting is permitted with respect to the election of directors, provided that at least one shareholder has given notice at the meeting prior to the voting of that shareholder's intention to cumulate votes and the candidate shall have been placed in nomination prior to the voting of the shareholder's vote to cumulate his vote.

         Section 708 of the California Corporations Code requires cumulative voting for directors, provided that "listed corporations" may amend their articles of incorporation to eliminate cumulative voting. Delaware law


                                         26.

does not require cumulative voting. Cumulative voting is available to shareholders of a Delaware corporation only if authorized in the certificate of incorporation.

SUPERMAJORITY VOTING

         There is no provision in the BARRA Bylaws or Articles requiring or providing for supermajority voting.

         The RCA Certificate, as amended, requires that in all matters which require stockholder approval, other than the election of directors, there shall be required, in addition to any other quorum or voting requirements, imposed by law, a quorum consisting of sixty-six and two-thirds percent (66 2/3%) of the holder of the outstanding RCA Common Stock, either in person or by proxy, at any meeting of shareholders at which such matters shall be considered, and the approval of sixty-six and two-thirds percent (66 2/3%) of the votes cast at the meeting at which such quorum is present.


                                         27.